ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 00002834616-30
Ross Miller Secretary of State State of Nevada	Filing Date and Time 08/20/2010 12:15 PM
	Entity Number E0051002005-0

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

By Design, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Articles FIRST and FOURTH of the Articles of Incorporation, is hereby amended to change the name of the Corporation, and to increase its Capital Stock, respectively. The amendments to the Articles of Incorporation set forth in Exhibit A to this Certificate of Amendment are incorporated herein by reference in their entirety.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 50.01%

4. Effective date of filing: (optional) August 23, 2010

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer Gary S. Ohlbaum, President, CEO and CFO

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Exhibit A to Certificate of Amendment

Article FIRST of the Articles of Incorporation is hereby amended to read in full as follows:

FIRST. The name of the Corporation is Global Gate Property Corp.

The first paragraph of Article FOURTH of the Articles of Incorporation is hereby amended to read in full as follows:

FOURTH. CAPITAL STOCK: The amount of the total authorized capital stock of the corporation is FIVE HUNDRED TEN THOUSAND DOLLARS ($510,000) consisting of Five Hundred Million (500,000,000) shares of one class of common stock of the par value of One Mill ($.001) each; and One Million (1,000,000) shares of preferred stock of the par value of One Cent ($.01) each, to have such classes, series and preferences as the Board of Directors may determine from time to time.